UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 22, 2005
(Date of earliest event reported)

CGI HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	33-19980-D (Commission File No.)	87-0450450 (IRS Employer Identification No.)

5 Revere Drive
Suite 510
Northbrook, Illinois 60062
(Address of Principal Executive Offices)

(847) 562-0177
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreement with Kenneth M. Harlan

        As more fully described in item 2.01 below, on April 22, 2005, CGI Holding Corporation d/b/a Think Partnership Inc. (the “Company”) entered into an agreement (the “Merger Agreement”) by and among the Company, PrimaryAds Merger Sub, Inc., a New Jersey corporation and wholly owned subsidiary of the Company (“PrimaryAds Merger Sub”), PrimaryAds Inc., a New Jersey corporation (“PrimaryAds”) and the shareholders of PrimaryAds Kenneth M. Harlan (“KMH”), David J. Harlan (“DJH”), Steven M. Harlan (“SMH”) and Matthew A. Sessanta (“MAS”). Upon the closing of the Merger Agreement, KMH entered into an employment agreement with the PrimaryAds Surviving Corporation (as defined below), pursuant to which KMH was hired as President of the PrimaryAds Surviving Corporation.

        The employment agreement provides for the following: (i) an employment term ending on April 22, 2008; (ii) base salary equal to $250,000 per annum; (iii) other benefits that are generally available to the vice presidents of the Company; (iv) a non-competition and non-solicitation covenant during the term of the employment agreement and for a period of one year thereafter; (v) termination of the employment agreement (A) by the PrimaryAds Surviving Corporation for cause or the disability of KMH, (B) automatically upon the death of KMH, or (C) by KMH if he is asked to relocate to a different geographic area, does not accept such relocation, and a suitable position cannot be arranged at his current location; and (vi) severance equal to all amounts that would have become due and owing through April 22, 2008 if the PrimaryAds Surviving Corporation terminates the employment agreement other than for cause or the disability of KMH.

Item 2.01 Completion of Acquisition or Disposition of Assets.

        On April 22, 2005, the Company acquired PrimaryAds pursuant to the Merger Agreement. PrimaryAds is an affiliate marketing company specializing in pay for performance advertising. Pursuant to the Merger Agreement, PrimaryAds Merger Sub was merged with and into PrimaryAds which, as a result, became a wholly owned subsidiary of the Company (the “PrimaryAds Surviving Corporation”). As consideration for the merger, the shareholders of PrimaryAds received an aggregate of $9,950,000 in cash. In addition, the Company issued to the shareholders and employees of the PrimaryAds Surviving Corporation warrants to purchase an aggregate of 146,000 shares of Company common stock. Further, the shareholders of PrimaryAds may receive an aggregate earnout payment of up to $16,000,000 (the “Earnout Payment”) based on the pre-tax earnings of the PrimaryAds Surviving Corporation for the first twelve full calendar quarters following the closing. The first $10,000,000 of the Earnout Payment, to the extent earned, will be paid in shares of Company common stock. The remainder of the Earnout Payment, to the extent earned, will be paid 50% in cash and 50% in shares of the Company’s common stock. The Company granted to the PrimaryAds shareholders certain registration rights with respect to the shares of the Company’s common stock that may be issued as part of the Earnout Payment.

Item 9.01 Financial Statements and Exhibits.

    (a)        Financial Statements of the Businesses Acquired.

The financial statements required by this item will be filed by amendment to this Form 8-K within seventy one (71) days of April 28, 2005.

    (b)        Pro Forma Financial Information

The pro forma financial information required by this item will be filed by amendment to this Form 8-K within seventy one (71) days of April 28, 2005.

    (c)        Exhibits

10.1	Agreement by and among the Company, PrimaryAds Merger Sub, Inc. (a wholly owned subsidiary of the Company), PrimaryAds Inc., Kenneth M. Harlan, David J. Harlan, Steven M. Harlan and Matthew A. Sessanta, dated April 22, 2005.

99.1	Press Release dated April 25, 2005 announcing closing of acquisition of PrimaryAds Inc.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 26, 2005

CGI HOLDING CORPORATION.
By:	/s/ Gerard M. Jacobs

Name:	Gerard M. Jacobs
Title:	President and Chief Executive Officer